EXHIBIT 23(c)

                                AUDITORS' CONSENT

The Board of Directors
The Summit Bancorporation:

     We consent to the incorporation by reference in the registration statement on Form S-4 of UJB Financial Corp. of our report dated January 17, 1995, relating to the consolidated balance sheets of The Summit Bancorporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 10-K dated December 31, 1994 of The Summit Bancorporation, incorporated herein by reference, and to the reference to our Firm under the heading "Experts" in the registration statement.

                                                 KPMG PEAT MARWICK LLP

Short Hills, New Jersey
November 7, 1995